Exhibit 99.1
Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
TARGETED GENETICS INITIATES NEXT CLINICAL TRIAL
of tgAAC94 in INFLAMMATORY ARTHRITIS
SEATTLE, WA — October 11, 2005 — Targeted Genetics Corporation (Nasdaq: TGEN) today announced the initiation of a Phase I clinical trial of tgAAC94 administered directly to affected joints of patients with inflammatory arthritis. tgAAC94 utilizes Targeted Genetics’ Adeno-Associated Viral (AAV) vector technology to deliver a DNA sequence encoding an inhibitor of TNF-alpha, a potent proinflammatory cytokine that plays a major role in inflammatory arthritis. This double-blinded, placebo-controlled study is designed to enroll up to 40 subjects and will evaluate tgAAC94 at two dose levels in patients with rheumatoid arthritis, psoriatic arthritis or ankylosing spondylitis, who may be receiving concomitant treatments of anti-TNF-alpha therapy, but who continue to experience inflammation in one or more joints.
“Initiation of this trial is supported by the positive clinical data from the first Phase I trial in arthritis patients who were not taking TNF-alpha inhibitors and which demonstrated that tgAAC94 was well tolerated and could safely be administered directly to joints. This new trial will evaluate tgAAC94 in patients already receiving anti-TNF-alpha therapies and expands the patient population to include our intended treatment group,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “tgAAC94 is being developed initially as a complementary therapy for patients who may not achieve adequate relief with existing arthritis treatments or others who have disease limited to a few joints and therefore, may not need systemic protein therapies. This targeted, localized approach to treatment is intended to provide therapeutic benefit that will enable patients to achieve better control and relief of the signs and symptoms of their disease.”
In the first segment of the double-blinded, placebo controlled study, subjects will receive a single intra-articular injection of tgAAC94 or placebo in the affected joint and be monitored until swelling in the target joint reaches pre-determined criteria for re-injection. At that time, both tgAAC94-injected subjects and those initially injected with placebo will receive a second injection of tgAAC94 in the affected joint as part of the open-label segment of the study. The primary endpoint of the study is to establish the safety of a higher dose and of repeat administration of tgAAC94 into the joints of subjects with and without concomitant TNF-alpha inhibitor therapy. Secondary endpoints include evaluation of pain, swelling, duration of response, and overall disease activity following intra-articular administration of tgAAC94 to affected joints, as well as molecular markers of disease. Additionally, changes in joint inflammation and joint damage will be assessed in a subset of patients using magnetic resonance imaging.
“In addition to dosing subjects at a level higher than previous studies, this trial will evaluate safety of a second administration of tgAAC94 and is designed to significantly expand our clinical knowledge of this drug candidate,” said Philip Mease, M.D., Chief, Rheumatology Clinical Research Division of Swedish Hospital Medical Center, Head of Seattle Rheumatology Associates, and a lead investigator in this clinical trial. “I am excited to be working in partnership with Targeted Genetics to move this important program forward.”
“The clean safety profile that we saw in the first tgAAC94 clinical trial is very encouraging and we are delighted to be the first clinical site to dose a subject on this new study,” said Kathryn F. Hobbs, M.D., Associate Clinical Professor of Medicine, University of Colorado Health Sciences Center, Denver Arthritis Research Center, Denver, Colorado, and an investigator in this clinical trial. “I believe tgAAC94 may come to play an important role in helping patients living with arthritis who need an effective therapy with manageable side effects.”
In July 2005, the Company announced preliminary results from its first Phase I safety trial of tgAAC94 in patients with inflammatory arthritis. The data demonstrate that tgAAC94 was well-tolerated at doses up to 1x1011 DRP per mL of joint volume. Data was also collected on secondary parameters including improvements in arthritis signs and symptoms in the injected joint as measured by changes in joint swelling and tenderness using standardized arthritis index scores. In those treated with tgAAC94 and followed for four weeks, there was an indication of sustained improvement in signs and symptoms in nine of the eleven subjects. From continued follow up, the preliminary data also indicate that seven out of nine patients who received tgAAC94, and who had been evaluated through week eight following treatment, experienced sustained improvement in signs and symptoms of disease. In those subjects receiving placebo, improvements in arthritis signs were noted in two out of four subjects. Additional data on this Phase I study will be presented at the upcoming European Society of Gene Therapy meeting, October 29 — November 1, 2005, in Prague, The Czech Republic.
About tgAAC94 and AAV technology
tgAAC94 uses Targeted Genetics’ recombinant AAV (rAAV) vector technology and contains a gene that encodes a soluble form of the TNF-alpha receptor (TNFR). Soluble TNFR inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of soluble TNFR by the patient’s joint cells. Localized production of TNFR reduces the activity of TNF-alpha within the joint, leading to a decrease in the signs and symptoms of inflammatory disease. Preclinical studies have demonstrated the efficacy of tgAAC94 in reducing inflammation and joint damage. Data from preclinical studies conducted in an animal model of inflammatory arthritis demonstrated that a single injection of rAAV encoding a soluble form of the rat TNFR (TNFR:Fc) vector into the ankles of arthritic rats resulted in a significant reduction in ankle and hind paw swelling as measured by arthritis index scores.
tgAAC94 is being developed as a potential supplement to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not respond to systemic protein therapy. Local administration of a DNA sequence encoding a soluble TNFR potentially may supplement currently used drugs in a number of inflammatory conditions. In addition, a locally administered anti-TNF-alpha therapy could also be useful in patients who have a limited number of joints affected by inflammatory arthritis that are at a risk for progressive joint damage but who may not require systemic therapy. The characteristics of AAV vectors make them well suited for delivery of genetic material to joints and other local environments. The Company’s rAAV technology platform is used to deliver genes and is based on AAV, a naturally-occurring virus that has not been associated with any disease in humans.
About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis and other acquired and inherited diseases with significant unmet medical need. We use our considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Our product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington’s disease and hyperlipidemia. To learn more about Targeted Genetics, please visit our website at: www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding our business strategy, our product development and other statements about our plans, objectives, intentions and expectations. In particular, the statements regarding the Company’s future plans are forward-looking statements. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, the timing, enrollment of patients, nature and results of our clinical trials, potential development of alternative technologies or more effective products by competitors, our ability to obtain and maintain regulatory or institutional approvals, our ability to obtain, maintain and protect our intellectual property and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Quarterly Report on Form 10-Q for the period ended June 30, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.
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